As filed with the Securities and Exchange Commission on April 26, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VectivBio Holding AG
(Exact name of Registrant as specified in its charter)

Switzerland	N.A.
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aeschenvorstadt 36
4051 Basel, Switzerland	N.A.
(Address of Principal Executive Offices)	(Zip Code)

VectivBio Holding AG 2021 Equity Incentive Plan
VectivBio Holding AG 2021 Employee Share Purchase Plan
VectivBio Holding AG 2020 Equity Incentive Plan
VectivBio Holding AG 2019 Equity Incentive Plan
(Full title of the plan)

VectivBio US, Inc.
60 Broad St. Suite 3502
New York, New York 10004
Telephone: +1 800 811 9520
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Ryan Sansom Brandon Fenn Divakar Gupta Cooley LLP 55 Hudson Yards New York, NY 10001 +1 212 479 6000	Andreas Müller Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich Switzerland +41 43 222 10 00
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, CHF 0.05 nominal value per share
—Ordinary Shares reserved for future grant under the 2021 Equity Incentive Plan	6,760,000 (2)	$15.52	$104,915,200	$11,446.25
—Ordinary Shares reserved for future grant under the 2021 Employee Share Purchase Plan	400,000 (2)	$15.52	$6,208,000	$677.29
--Ordinary Shares to be issued upon the exercise of outstanding options granted under the 2020 Equity Incentive Plan and 2019 Equity Incentive Plan	1,357,900(3)	$0.05	$67,895	$7.41
--Ordinary Shares to be issued upon the vesting of outstanding RSUs granted under the 2020 Equity Incentive Plan and 2019 Equity Incentive Plan	234,500(4)	$15.52	$3,639,440	$397.06
TOTAL	8,752,400		$114,830,535	$12,528
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover the Registrant’s additional ordinary shares, nominal value CHF 0.05 (the “Ordinary Shares”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”), the Registrant’s 2021 Employee Share Purchase Plan (the “2021 ESPP”), the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) or the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan” and together with the 2021 EIP, the 2021 ESPP and the 2020 Plan, the “Plans”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Ordinary Shares. Any Ordinary Shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the Plans.
(2)The amount to be registered represents Ordinary Shares reserved for future award grants under the 2021 EIP and 2021 ESPP, as applicable, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act, is based on US$15.52 per Ordinary Share, the average of the high and low prices for the Registrant’s Ordinary Shares as quoted on The Nasdaq Global Market on April 21, 2021. Pursuant to the terms of the 2021 EIP, to the extent Ordinary Shares subject to outstanding share awards granted under the 2019 Plan or 2020 Plan are not issued or delivered because (a) the award expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) the award is settled in cash; (iii) the shares are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest; or (iv) the shares are repurchased or withheld (or not issued) by the Registrant in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of an award, such shares will become available for grant under the 2021 Plan. See footnotes 3 and 4 below.
(3)The amount to be registered represents Ordinary Shares issuable upon the exercise of outstanding options granted under the 2020 Plan and the 2019 Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options.
(4)The amount to be registered represents Ordinary Shares issuable upon the vesting of outstanding restricted share units (“RSUs”) granted under the 2020 Plan and the 2019 Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the average of the high and low price for the Ordinary Shares on The Nasdaq Global Market on April 21, 2021, estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by VectivBio Holding AG (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a) The Registrant’s Prospectus dated April 8, 2021 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1 (File No. 333-254523), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b) The description of the Registrant’s Ordinary Shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on April 6, 2021 (File No. 001-40316) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and reports on Form 6-K furnished to the Commission subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.
 Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.   DESCRIPTION OF SECURITIES
See the description of the Registrant’s Ordinary Shares contained in the Registration Statement on Form F-1 (File No. 333-254523).
ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under Swiss law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties. The Registrant’s articles of association contain provisions governing the indemnification of the members of its board of directors and of its executive committee and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the Registrant.
Registrant currently maintains directors’ and officers’ insurance for its directors and officers.
The Registrant entered into indemnification agreements with each of its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
See also the undertakings set out in response to Item 9 hereof.
ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
ITEM 8   .EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1*	Amended and Restated Articles of Association of the Registrant, as currently in effect.
4.2	2021 Equity Inventive Plan and related form agreements	F-1	333-254523	10.8	04/05/21

4.3	2021 Employee Share Purchase Plan	F-1	333-254523	10.9	04/05/21

4.4	2020 Equity Incentive Plan and related form agreements.	F-1	333-254523	10.5	04/05/21

4.5	2019 Equity Incentive Plan and related form agreements.	F-1	333-254523	10.3	04/05/21

5.1*	Opinion of Homburger AG.

23.1*	Consent of Ernst and Young AG, Independent Registered Public Accounting Firm.

23.2*	Consent of Homburger AG (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).
*Filed herewith.
ITEM 9.    UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basel, Switzerland, on this 26th day of April, 2021.

VECTIVBIO HOLDING AG

By:	/s/ Luca Santarelli
Name: Dr. Luca Santarelli
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Luca Santarelli and Dr. Claudia D’Augusta, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Luca Santarelli	Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2021
Dr. Luca Santarelli

/s/ Dr. Claudia D’Augusta	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2021
Dr. Claudia D’Augusta

/s/ Dr. Thomas Woiwode	Chairman of the Board	April 26, 2021
Dr. Thomas Woiwode

/s/ Dr. Stephen Squinto	Director	April 26, 2021
Dr. Stephen Squinto

/s/ Chahra Louafi	Director	April 26, 2021
Chahra Louafi

/s/ Hans Schikan	Director	April 26, 2021
Hans Schikan

/s/ Sandip Kapadia	Director	April 26, 2021
Sandip Kapadia

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of VectivBio Holding AG, has signed this registration statement on Form S-8 in New York, NY on April 26, 2021.

Authorized U.S. Representative
VECTIVBIO US, Inc.

By:	/s/ Kevin Harris
Name: Kevin Harris
Title: Chief Commercial Officer